As filed with the Securities and Exchange Commission on May 20, 2011

Registration Statement No. 333-167625

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Brocade Communications Systems, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3577	77-0409517
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Brocade Communications Systems, Inc.

130 Holger Way

San Jose, CA 95134

408-333-8000

(Address of principal executive offices) (Zip Code)

Tyler Wall, Esq.

Vice President, General Counsel and

Corporate Secretary

Brocade Communications Systems, Inc.

130 Holger Way

San Jose, CA 95134

(408) 333-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Nancy H. Wojtas, Esq.

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

(650) 843-5000

Approximate date of commencement of proposed sale of the securities to the public: Not Applicable

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Explanatory Statement

This Post-Effective Amendment No. 1 is being filed by Brocade Communications Systems, Inc. (the “the Registrant” or “Brocade”) to remove from registration $480,000 of the 6.625% Senior Secured Notes (registered) due 2018 which were not issued during the exchange offer which expired in September 2010.

By way of background, in connection with the prior issuance by Brocade on January 20, 2010 of senior secured notes with an aggregate principal amount of $600 million in a private placement, Brocade entered into registration rights agreements with the initial purchasers. Under the terms of such agreements, Brocade was required to effect an offer to exchange all such notes for newly-issued, registered notes (on substantially the same terms) and maintain the effectiveness of such registration statement until 180 days after the closing of the applicable exchange offer.

Specifically, on August 24, 2010, the Securities and Exchange Commission declared effective a registration statement on Form S-4, file No. 333-167625 (the “Registration Statement”), which registered an offer to exchange by the Registrant all outstanding $300,000,000 of 6.625% Senior Secured Notes due 2018 and $300,000,000 of 6.875% Senior Secured Notes due 2020 for newly-issued, registered $300,000,000 of 6.625% Senior Secured Notes due 2018 and $300,000,000 of 6.875% Senior Secured Notes (the “exchange offer”).

By this Post-Effective Amendment No. 1, the Registrant hereby removes from registration $480,000 of the 6.625% Senior Secured Notes (registered) due 2018 that were not issued pursuant to the exchange offer. Upon effectiveness hereof, no 6.625% Senior Secured Notes due 2018 (registered) or 6.875% Senior Secured Notes due 2020 (registered) remain registered under the Registration Statement for issuance.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose in the State of California on May 18, 2011.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Richard Deranleau
Richard Deranleau, Chief Financial Officer